Exhibit 99.1 News Release | November 5, 2020 Wells Fargo & Company Announces Redemption of its Series T Preferred Stock and Related Depositary Shares SAN FRANCISCO – Nov. 5, 2020 – Wells Fargo & Company (NYSE: WFC) today announced that on Dec. 15, 2020, it will redeem the remaining 5,280 shares (the “Redeemed Preferred Shares”) of its Non-Cumulative Perpetual Class A Preferred Stock, Series T (the “Series T Preferred Stock”). The redemption of the Redeemed Preferred Shares will trigger the redemption of the remaining 5,280,000 shares of the related depositary shares (the “Redeemed Depositary Shares”), each representing a 1/1,000 interest in a share of Series T Preferred Stock (the “Series T Depositary Shares”) (NYSE: WFC.PRT). The redemption price will be equal to $25,000.00 per Redeemed Preferred Share and $25.00 per Redeemed Depositary Share. After giving effect to the redemption, no shares of the Series T Preferred Stock or the Series T Depositary Shares will remain outstanding. Because the redemption date is also a dividend payment date for the Series T Preferred Stock and Series T Depositary Shares, the redemption price does not include declared and unpaid dividends. Regular quarterly dividends will be paid separately in the customary manner on Dec. 15, 2020 to holders of record at the close of business on Nov. 30, 2020. All regulatory requirements relating to the redemption of the Redeemed Preferred Shares and Redeemed Depositary Shares have been satisfied by Wells Fargo & Company. The redemption agent is Equiniti Trust Company, 1110 Centre Pointe Curve, Suite 101, Mendota Heights, Minnesota 55120. Payment of the redemption price for the Redeemed Depositary Shares will be sent to holders by the redemption agent on the redemption date. About Wells Fargo Wells Fargo & Company (NYSE: WFC) is a diversified, community-based financial services company with $1.92 trillion in assets. Wells Fargo’s vision is to satisfy our customers’ financial needs and help them succeed financially. Founded in 1852 and headquartered in San Francisco, Wells Fargo provides banking, investment and mortgage products and services, as well as consumer and commercial finance, through 7,200 locations, more than 13,000 ATMs, the internet (wellsfargo.com) and mobile banking, and has offices in 31 countries and territories to support customers who conduct business in the global economy. Wells Fargo serves one in three households in the United States. Wells Fargo & Company was ranked No. 30 on Fortune’s 2020 rankings of America’s largest corporations. Contact Information Media Ancel Martinez, 415-222-3858 © 2020 Wells Fargo Bank, N.A. All rights reserved.

Ancel.Martinez@wellsfargo.com Investor Relations John Campbell, 415-396-0523 John.M.Campbell@wellsfargo.com News Release Category: WF-(CF) ### 2 November 5, 2020 | News Release